Exhibit 16.1

August 4, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Fidelity National Financial, Inc. and, under the date of February 27, 2017 we reported on the consolidated financial statements of Fidelity National Financial, Inc as of December 31, 2016 and 2015 and the effectiveness of internal control over financial reporting as of December 31, 2016. On August 2, 2017, we were dismissed. We have read Fidelity National Financial, Inc.’s statements included under Item 4.01 of its Form 8-K dated August 4, 2017, and we agree with such statements, except that (i) we are not in a position to agree or disagree with Fidelity National Financial, Inc.’s statements that the audit committee of the board of directors engaged in a comprehensive, competitive process to determine the Company's independent registered public accounting firm and that the change was approved by the audit committee of the board of directors, effective upon completion of Ernst & Young LLP’s client acceptance process; (ii) we are not in a position to agree or disagree with Fidelity National Financial, Inc.’s statement that Ernst & Young LLP advised the Company that it completed its client acceptance process on August 4, 2017; and, (iii) we are not in a position to agree or disagree with Fidelity National Financial, Inc.’s statement that during the Company’s two most recent fiscal years ended December 31, 2016 and 2015, and the subsequent interim period through August 2, 2017, neither the Company nor anyone acting on its behalf consulted with Ernst & Young LLP on any matters described in Item 304(a)(2) of Regulation S-K.

Very truly yours,

/s/KPMG LLP